Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 Phone: 803-326-3900

www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Announces Favorable Ruling
from Nasdaq Appeal Panel

ROCK HILL, S.C., February 15, 2007 — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions, announced today that the Nasdaq Listing Qualifications Panel has determined that the Company will continue to be listed on the Nasdaq Stock Market.

As the company had previously announced, it received a notice from Nasdaq in November 2006 that its Common Stock was subject to delisting because of the company’s failure to timely file its Form 10-Q for the period ended September 30, 2006.  The company filed that Form 10-Q on February 2, 2007 after restating its financial statements.  The company appealed the delisting notice, and a hearing on the company’s appeal was held on January 11, 2007.

“We are pleased with the favorable ruling from the Nasdaq Panel,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “We are very proud of the company’s listing on the Nasdaq Stock Market, and we look forward to continuing to work with Nasdaq.  We recognize the importance of remaining timely and current in our financial reporting obligations to the SEC and Nasdaq, and restoring ourselves to a position where we can fulfill these obligations on a timely basis is a key part of the remedial actions that we are implementing to correct the disruptions that we reported during the past several months.”

About 3D Systems Corporation
3D Systems is a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.